EXHIBIT 5.01

May 1, 2003

Opsware Inc.

599 N. Mathilda Avenue

Sunnyvale, California 94085

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Opsware Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about May 1, 2003 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 7,020,658 shares of your common stock (the “Stock”) that are subject to issuance by you as follows:

•	3,930,558 shares of Stock reserved for issuance upon exercise of stock options granted or to be granted under your 2000 Incentive Stock Plan (the “Option Plan”); and

•	3,090,100 shares of Stock reserved for issuance upon exercise of purchase rights granted or to be granted under your 2000 Employee Stock Purchase Plan (the “Purchase Plan”).

The Option Plan and the Purchase Plan are collectively referred to herein as the “Plans.” In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included an examination of the following:

(1)	your Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on March 14, 2001, as amended by a Certificate of Amendment filed with the Delaware Secretary of State on August 16, 2002;

(2)	your Amended and Restated Bylaws, as amended and restated on February 26, 2002;

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectuses prepared in connection with the Registration Statement;

(5)

the minutes of the meetings of the Board and of your stockholders on September 25, 2000 and March 1, 2001 relating to the adoption of the Plans and the minutes of the meeting of the Compensation Committee of the Board on February 26,

2002 and March 4, 2003 relating to the approval of the automatic increase in the number of shares reserved for issuance under the Option Plan pursuant to Section 3 thereof and under the Purchase Plan pursuant to Section 13 thereof;

(6)	the stock records that you have provided to us, consisting of certificates from your transfer agent as of February 1, 2003 and as of the date hereof, verifying the number of your issued and outstanding shares of capital stock as of those dates and a summary report as of February 1, 2003 and as of the date hereof of the number of shares of your common stock subject to issuance upon exercise of outstanding options to purchase your capital stock and the number of shares of your capital stock reserved for issuance upon the exercise of options to be granted in the future (the “Stock Records”); and

(7)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, and the legal capacity of all persons or entities executing the same. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the 7,020,658 shares of Stock that may be issued and sold by the Company upon the exercise of stock options and purchase rights granted or to be granted under the Plans, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, FENWICK & WEST LLP

By:	/s/ Fenwick & West LLP